Exhibit 1.1

Exhibit 1.1  LTD ESPREON PROPERTY SERVICES PTY  DX: 1491  SYDNEY NSW  Certificate of the Registration of a Company  Corporations Act 2001 Paragraph 1274 (2) (b)  This is to certify that  PENFOLD PRINTERS LTD  Australian Company Number 002 664 495  Is taken to be registered as a company under the Corporations Act 2001 in New South Wales.  On the seventh day of January 1988 the company changed its name to W C PENFOLD LTY  On the fourth day of April 2005 the company changed its name to WCP DIVERSIFIED INVESTMENTS LTD  On the seventh day of December 2005 the company changed its name to WCP RESOURCES LTD  The company is limited by shares.  The company is a public company.  The day of commencement of registration is the twenty-seventh day of September 1983.   Issued by the Australian Securities and Investments Commission on this twelfth day of December, 2006   /s/ ILLEGIBLE A delegate of the Australian Securities and Investments Commission